Exhibit 99.(i)(xxxvi)

833 EAST MICHIGAN STREET • SUITE 1800 MILWAUKEE, WISCONSIN 53202-5615 TEL • 414.273.3500 FAX • 414.273.5198 WWW • GKLAW.COM

June 28, 2022

Tidal ETF Trust

898 N. Broadway, Suite 2

Massapequa, NY 11758

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated April 5, 2019 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Select 500 ETF, SoFi Next 500 ETF, SoFi Social 50 ETF (formerly, SoFi 50 ETF) and SoFi Gig Economy ETF, our opinion dated September 30, 2020 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Weekly Income ETF, and our opinion dated May 5, 2021 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Weekly Dividend ETF, each a series of Tidal ETF Trust. In giving this consent, however, we do not admit that we are experts or within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

OFFICES IN MILWAUKEE, MADISON, WAUKESHA, GREEN BAY AND APPLETON, WISCONSIN AND WASHINGTON, D.C.

GODFREY & KAHN, S.C IS A MEMBER OF TERRALEX,® A WORLDWIDE NETWORK OF INDEPENDENT LAW FIRMS.